As of April 1, 2003

                                 WESTCORE TRUST
                      c/o ALPS Mutual Funds Services, Inc.
                            1625 Broadway, Suite 2200
                                Denver, CO 80202


Denver Investment Advisors LLC
1225 17th Street - 26th Floor
Denver, CO  80202

                  Re: The Amendment to the Operating Agreement ("Operating Amendment") dated as of April 1, 2003 between Charles Schwab & Co., Inc., ("Schwab") and Westcore Trust (the "Trust") and the Amendment to the Services Agreement ("Services Amendment") dated as of April 1, 2003 among Schwab, the Trust and Denver Investment Advisors LLC ("DIA")

Dear Sirs:

                  The Operating Amendment referred to above requires the Trust to pay certain Account Establishment and Maintenance Fees. The Services Amendment requires the Fund Parties, as defined in the Services Agreement, to pay certain other fees to Schwab. By your signatures below, please signify that subject to the next paragraph, Denver Investment Advisors LLC ("DIA"), rather than the Trust, will pay such fees.

                  Section 3(b) of the Administration Agreement dated October 1, 1995, provides that the Trust will reimburse DIA for DIA's costs of providing sub-accounting and recordkeeping services to beneficial shareholders through omnibus arrangements with shareholders of record.

                  So long as such provision continues in effect between the Trust and DIA, your agreement in the first paragraph of this letter is subject to that Section 3(b) to the extent that Section is applicable to the Account Establishment and Maintenance Fees and other fees payable to Schwab under the Operating Amendment and Services Amendment.

                  The names "Westcore Trust" and "Trustees of Westcore Trust" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under an Amended and Restated Declaration of Trust dated November 19, 1987, which is hereby referred to and copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Westcore Trust" entered into in the name or on behalf thereof by any of the Trustees,


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representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the Trust Property, and all persons dealing with any class of shares of the Trust must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Trust.

                                       Yours truly,

                                       WESTCORE TRUST


                                       By: _________________________
                                              Name:  Jack D. Henderson
                                             Title:  Vice President





Agreed and Accepted:

Denver Investment Advisors LLC


By:
   -------------------------------------------------
   Name:  Jeffrey D. Adams
   Title: Executive Manager

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